SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   December 28, 2012

PRIMORIS SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 McKinney Avenue, Suite 1500, Dallas, TX 75201

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code (214) 740-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, the terms “we,” “us,” “our” and the “Company” mean Primoris Services Corporation, a Delaware corporation, and our consolidated subsidiaries, taken together as a whole.

Item 1.01                                           Entry into a Material Definitive Agreement

Revolving Credit Facility with PrivateBank, Bank of the West and IBERIABANK Corporation

On December 28, 2012, we entered into a revolving credit facility (the “Credit Agreement”), by and among the Company, The PrivateBank and Trust Company, as administrative agent (the “Administrative Agent”) and co-lead arranger, The Bank of the West, as co-lead arranger and IBERIABANK Corporation (the “Lenders”).  The Credit Agreement is a $75 million revolving credit facility whereby the lenders agree to make loans on a revolving basis from time to time and to issue letters of credit for up to the $75 million committed amount.  The Credit Agreement also provides for an incremental facility of up to $50 million.  The termination date of the Credit Agreement is December 28, 2017.

The principal amount of any loans under the Credit Agreement will bear interest at either: (i) LIBOR plus an applicable margin as specified in the Credit Agreement (based on the Company’s senior debt to EBITDA ratio), or (ii) the Base Rate (which is the greater of (a) the Federal Funds Rate plus 0.5% or (b) the prime rate as announced by the Administrative Agent).  Quarterly non-use fees, letter of credit fees and administrative agent fees are payable by the Company at rates specified in the Credit Agreement.

The principal amount of any loan drawn under the Credit Agreement may be prepaid in whole or in part, with a minimum prepayment of $5 million, at any time, potentially subject to make-whole provisions.

The Credit Agreement includes normal restrictive covenants as discussed below.

Senior Secured Notes and Shelf Agreement with Prudential Investment Management, Inc.

On December 28, 2012, we also entered into a $50 million Senior Secured Notes purchase (“Senior Notes”) and a $25 million private shelf agreement (the “Notes Agreement”) by and among the Company and The Prudential Investment Management, Inc. and certain Prudential affiliates (the “Noteholders”).

A total of $50 million in Senior Notes was funded on December 28, 2012.  The Senior Notes are due December 28, 2022 and bear interest at an annual rate of 3.65%, paid quarterly in arrears.  Annual principal payments of $7.1 million are required beginning December 28, 2016 through December 28, 2021 with a final payment due on December 28, 2022.  The principal amount may be prepaid in whole or in part, with a minimum prepayment of $5 million, at any time, subject to make-whole provisions.

The Notes Agreement provides for the issuance of additional notes of up to $25 million, during the first three years of the Notes Agreement with maturity dates no more than 10 years from the date issued, at the market interest rate for notes with equivalent terms and conditions.

All loans made under both the Credit Agreement and the Notes Agreement are secured by our assets, including, among others, our cash, inventory, goods, equipment (excluding equipment subject to permitted liens) and accounts receivable.  All of our domestic subsidiaries have issued joint and several guaranties in favor of the Lenders and Noteholders for all amounts under the Credit Agreement and Notes Agreement.

Both agreements contain various restrictive and financial covenants including among others, minimum tangible net worth, senior debt/EBITDA ratio, debt service coverage requirements and a minimum balance for unencumbered net book value for fixed assets.  In addition, the agreements include restrictions on investments, change of control provisions and provisions in the event the Company disposes more than 20% of its total assets.

The Credit Agreement is filed as Exhibit 10.1 and the Notes Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K, and the description of the two agreements is qualified in its entirety by reference to the exhibits.

Item 1.02                                           Termination of a Material Definitive Agreement.

As part of the execution of the Credit Agreement described in Item 1.01 above, the previous Loan and Security Agreement dated October 29, 2009, as amended, between the Company and The Private Bank and Trust Company (the “PrivateBank Agreement”), was terminated as of December 28, 2012.  The Company was in compliance with the bank covenants at the time of the termination and there were no penalties or fees incurred as a result of the termination.  There were no borrowings outstanding at the time of the termination and all letter of credit amounts issued and outstanding under the terminated agreement were transferred to the Lenders under the Credit Agreement discussed in Item 1.01 above.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)          Exhibits.

Exh. No.	Description

10.1	Credit Agreement, dated December 28, 2012, by and among Primoris Services Corporation and The PrivateBank and Trust Company, The Bank of the West and IBERIABANK Corporation.
10.2	Note Purchase and Private Shelf Agreement, dated December 28, 2012, by and among Primoris Services Corporation and Prudential Investment Management, Inc. and certain Prudential affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Date: January 4, 2013	By:	/s/ Peter J. Moerbeek

		Name:	Peter J. Moerbeek
		Title:	Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exh. No.	Description

10.1	Credit Agreement, dated December 28, 2012, by and among Primoris Services Corporation and The PrivateBank and Trust Company, The Bank of the West and IBERIABANK Corporation.
10.2	Note Purchase and Private Shelf Agreement, dated December 28, 2012, by and among Primoris Services Corporation and Prudential Investment Management, Inc. and certain Prudential affiliates.